Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-22603, 333-86579 and 333-35286) of Superior Energy Services, Inc. and in the related Prospectuses, and the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-12175, 333-43421 and 333-33758) of Superior Energy Services, Inc. of our report dated March 2, 1999, with respect to the consolidated financial statements and schedule of Superior Energy Services, Inc. and subsidiaries (formerly Cardinal Holding Corp.) included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

/S/ ERNST & YOUNG LLP
Ernst & Young LLP

New Orleans, Louisiana
March 23, 2001